Smith Barney Futures Management LLC
                         388 Greenwich Street, 7th Floor
                          New York, New York 10013-2396



                                          June 19,2000



Verne Sedlacek
John W. Henry & Company
One Glendinning Place
Westport, CT  06880

RE:   Smith Barney Diversified Futures Fund, LP
      Smith Barney Diversified Futures Fund, LP II
      Smith Barney Principal Plus Fund, LP
      Smith Barney Principal Plus Fund, LP, II

Dear Verne,

Please liquidate all of your positions in the above referenced funds in an orderly fashion by close of business on June 30, 2000.

If you have any questions, please call me at (212)723-5416.

                                          Very truly yours,



                                          Daniel Dantuono
                                          Chief Financial Officer